UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NYFIX, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	06-1344888
(State or Other Jurisdiction of	(IRS Employer Identification No.)
Incorporation)

100 Wall Street
New York, New York	10005
(Address of Principal Executive Offices)	(Zip Code)
Janet M. Kissane
NYFIX, Inc.
100 Wall Street
New York, NY 10005
(Name and Address of Agent for Service)
(646) 525-3000
(Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to public: This post-effective amendment deregisters those securities that remain unsold hereunder as of the effective date hereof.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

SIGNATURES

EXPLANATORY NOTE
     This Post-Effective Amendment No. 2 (“Post-Effective Amendment”), filed by NYFIX, Inc., a Delaware corporation (the “Registrant”), removes from registration all shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), registered under the Registration Statement on Form S-3 (File Number 333-70037) filed by the Registrant on December 31, 1998, as amended (the “Registration Statement”) with the Securities and Exchange Commission pertaining to the registration of 600,000 shares of Common Stock and 200,000 shares of Common Stock issuable upon exercise of warrants.
     On November 30, 2009, CBR Acquisition Corp., a Delaware corporation and wholly owned subsidiary of NYSE Technologies, Inc., merged with and into the Registrant (the “Merger”) pursuant to an Agreement and Plan of Merger dated as of August 26, 2009 by and among the Registrant, NYSE Technologies, Inc. and CBR Acquisition Corp., with the Registrant continuing as the surviving corporation. As a result of the Merger, the Registrant became a wholly owned subsidiary of NYSE Technologies, Inc.
     As a result of the Merger, the Registrant has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. The Registrant is therefore filing this Post-Effective Amendment to remove from registration all shares of Common Stock registered under the Registration Statement that remain available for issuance and sale thereunder.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 10, 2009.

NYFIX, INC.

By:	/s/ Janet M. Kissane

Name:	Janet M. Kissane
Title:	Vice President and Secretary
     Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lawrence E. Leibowitz	President and Director	December 10, 2009
Lawrence E. Leibowitz	(Principal Executive Officer)

/s/ Janet M. Kissane	Vice President, Secretary and Director	December 10, 2009
Janet M. Kissane

/s/ Courtney Leimkuhler	Director	December 10, 2009
Courtney Leimkuhler